ROBECO-SAGE CAPITAL MANAGEMENT, L.L.C.
                     D/B/A SAGE CAPITAL MANAGEMENT ("SAGE")


                      PROXY VOTING POLICIES AND PROCEDURES

                                    EXHIBIT 9


         Robeco-Sage Capital Management, LLC (the "Adviser") provides investment advisory services to private investment funds, whose investment program primarily involves investing fund assets in private investment funds (each, a "Fund" and collectively, the "Funds"). The Adviser has authority to vote proxies relating to, or give approval/consent to amendments proposed by, such Funds.

         The Securities and Exchange Commission (the "SEC") has adopted Rule 206(4)-6 under the Investment Advisers Act. Under this rule, registered investment advisers that exercise voting authority over client securities are required to implement proxy voting policies and describe those policies to their clients.

         The Investment Committee is responsible for making all proxy voting decisions in accordance with these proxy voting policy and procedures (the "Policies"). The Director of Operations is responsible for the actual voting of all proxies in a timely manner, while the CCO, or a designee, is responsible for monitoring the adherence of the Policies. (SEE Section IV. "Procedures for Proxies".) At least annually, the Investment Committee, or its designee, will review these policies and procedures and, where necessary, recommend changes to the appropriate person(s).

         The Policies attempt to generalize a complex subject. The Adviser may, from time to time, determine that it is in the best interests of its fund to depart from specific policies described herein. The rationale for any such departure will determined by the Investment Committee and memorialized in writing by the Director of Operations.

I.       GENERAL POLICY

         The general policy is to vote proxy proposals, amendments, consents or resolutions relating to Funds (collectively, "proxies") in a manner that serves the best interests of the fund managed by the Adviser, as determined by the Adviser in its discretion, taking into account relevant factors, including:

         - the impact on the value of the returns of the Fund;

         - the attraction of additional capital to the Fund;

         - alignment of  Management's  (as defined  below)  interests  with Fund
           Owners'  (as  defined  below)   interests,   including   establishing
           appropriate incentives for Management;
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         - the costs associated with the proxy;

         - impact on redemption or withdrawal rights;

         - the continued or increased availability of portfolio information; and

         - industry and business practices.


II.      SPECIFIC POLICIES

A.       ROUTINE MATTERS

         Routine matters are typically proposed by Management of a company and meet the following criteria: (i) they do not measurably change the structure, management, control or operation of the Fund; (ii) they do not measurably change the terms of, or fees or expenses associated with, an investment in the Fund; and (iii) they are consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the Fund.

         For routine matters, the Adviser will vote in accordance with the recommendation of the Fund's management, directors, general partners, managing members or trustees (collectively, the "Management"), as applicable, unless, in the Adviser's opinion, such recommendation is not in the best interests of the fund.

         The Adviser will generally vote FOR the following proposals:

               1. To change capitalization, including to increase authorized common shares or to increase authorized preferred shares as long as there are not disproportionate voting rights per preferred share.

               2.   To elect or re-elect Board members.

               3.   To appoint or elect auditors.

               4.   To set time and location of annual meeting.

               5. To establish a master/feeder structure without a significant increase in fees or expenses.

               6.   To change the fiscal year or term of the Fund.

               7.   To change in the name of a Fund.




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B.       NON-ROUTINE MATTERS

         Non-routine matters involve a variety of issues and may be proposed by Management or beneficial owners of a Fund (I.E., shareholders, members, partners, etc. (collectively, the "Owners")). These proxies may involve one or more of the following: (i) a measurable change in the structure, management, control or operation of the Fund; (ii) a measurable change in the terms of, or fees or expenses associated with, an investment in the Fund; or (iii) a change that is inconsistent with industry standards and/or the laws of the state of formation applicable to the Fund.

                  1.   STRUCTURE, MANAGEMENT AND INVESTMENT AUTHORITY

                  On a CASE-BY-CASE basis, the Adviser will decide the following matters, taking into account these Policies and factors relevant to each proxy, as discussed below.

                  a. Approval or Renewal of Investment Advisory Agreements

                       i.   proposed and current fee schedules

                       ii.  performance history of the Fund

                       iii. continuation of management talent

                       iv.  alignment of interests between Management and Owners

                  b. Termination or Liquidation of the Fund

                       i.   terms of liquidation

                       ii.  past performance of the Fund

                       iii. strategies employed to save the Fund

                  c. Increases in Fees or Expenses

                       i.   comparison  to industry  standards

                       ii. potential impact on the value of the returns of the Fund

                       iii. retention of management talent



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                  2.   SHARE CLASSES AND VOTING RIGHTS

Unless exceptional circumstances exist, the Adviser will vote AGAINST the following proposals:

         a. To establish a class or classes with terms that may disadvantage other classes.

         b.   To introduce unequal voting rights.

         c. To change the amendment provisions of an entity by removing investor approval requirements.


C.       ALL OTHER MATTERS

         All  other  decisions   regarding  proxies  will  be  determined  on  a
CASE-BY-CASE basis taking into account the general policy, as set forth above.


D. ABSTAINING FROM VOTING OR AFFIRMATIVELY NOT VOTING

         The Adviser will abstain from voting (which generally requires submission of a proxy voting card) or affirmatively decide not to vote if the Adviser determines that abstaining or not voting is in the best interests of the fund. In making such a determination, the Adviser will consider various factors, including, but not limited to: (i) the costs associated with exercising the proxy (E.G. translation or travel costs); and (ii) any legal restrictions on trading resulting from the exercise of a proxy. The Adviser will not abstain from voting or affirmatively decide not to vote a proxy if the fund is a plan asset fund subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.


III. CONFLICTS OF INTEREST

         At times, conflicts may arise between the interests of the fund, on the one hand, and the interests of the Adviser or its affiliates, on the other hand. If the Adviser determines that it has, or may be perceived to have, a conflict of interest when voting a proxy, the Adviser will address matters involving such conflicts of interest as follows:

         A. if a proposal is addressed by the specific policies herein, the Adviser will vote in accordance with such policies;

         B. if the Adviser believes it is in the best interests of the fund to depart from the specific policies provided for herein, the Adviser will be subject to the requirements of C or D below, as applicable;

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         C.   if the proxy proposal is (1) not addressed by the specific policies or (2) requires a case-by-case determination by the Adviser, the Adviser may vote such proxy as it determines to be in the best interests of the fund, without taking any action described in D below, provided that such vote would be against the Adviser's own interest in the matter (I.E. against the perceived or actual conflict). The Adviser will memorialize the rationale of such vote in writing; and

         D. if the proxy proposal is (1) not addressed by the specific policies or (2) requires a case-by-case determination by the Adviser, and the Adviser believes it should vote in a way that may also benefit, or be perceived to benefit, its own interest, then the Adviser must take one of the following actions in voting such proxy: (a) delegate the voting decision for such proxy proposal to an independent third party; (b) delegate the voting decision to an independent committee of partners, members, directors or other representatives of the fund, as applicable; (c) inform the investors in a fund of the conflict of interest and obtain consent (majority consent in the case of a fund) to vote the proxy as recommended by the Adviser; or (d) obtain approval of the decision from the Adviser's affiliate or parent company Proxy Voting Committee.


IV. PROCEDURES FOR PROXIES

         The Investment Committee will be responsible for determining whether each proxy is for a "routine" matter or not, as described above. All proxies identified as "routine" will be voted by the Investment Committee in accordance with the Policies.

         Any proxies that are not clearly "routine" will be submitted to the Investment Committee, which will determine how to vote each such proxy by applying the Policies. Upon making a decision, the proxy will be executed and returned to the Head of Operations & Administration for submission to the
company.   Upon  receipt  of  an  executed  proxy,  the  Head  of  Operations  &
Administration will update the fund's proxy voting record. The Head of Operations & Administration is responsible for the actual voting of all proxies in a timely manner.

         In the event the Adviser determines that the fund should rely on the advice of an independent third party or a committee regarding the voting of a proxy, the Adviser will submit the proxy to such third party or committee for a decision. The Head of Operations & Administration will execute the proxy in accordance with such third party's or committee's decision.


V. RECORD OF PROXY VOTING

         The Head of Operations & Administration will maintain, or have available, written or electronic copies of each proxy statement received and of each executed proxy.

         The Head of Operations & Administration will also maintain records relating to each proxy, including (i) the determination as to whether the proxy was routine or not; (ii) the voting

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decision  with  regard to each  proxy;  and (iii) any  documents  created by the
Investment Committee, or others, that were material to making the voting decision.

         The Adviser will maintain a record of each written request from an investor in a fund for proxy voting information and the Adviser's written response to any request (oral or written) from an investor in a fund for proxy voting information.

         The Head of Operations & Administration will maintain such records in its offices for two years and for an additional three years in an easily accessible place.




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